SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2016

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

On May 16, 2016, International Stem Cell Corporation (the “Company”) filed its Quarterly Report on Form 10-Q for the period ended March 31, 2016 (the “May Quarterly Report”) reporting 2,901,702 shares outstanding as of May 13, 2016.

From May 14, 2016 through June 30, 2016, the Company has issued an additional 289,534 shares of common stock, of which a total of 277,408 shares were issued in transactions that were not registered under the Securities Act of 1933, with the issuances on June 29, 2016 resulting in an increase in the number of shares of common stock outstanding by more than 5% compared to the number of shares last updated in the May Quarterly Report. The Company has issued a total of 50,000 shares of common stock to holders of its Series I-1 Convertible Preferred Stock upon conversion of a portion of the shares of Series I-1 Convertible Preferred Stock. The shares of common stock issued upon conversion of shares of Series I-1 Convertible Preferred Stock were issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act of 1933. The Company has issued a total of 227,408 shares of common stock (for total consideration of $397,964) upon warrant exercises by Dr. Andrey Semechkin (215,000 shares) and Dr. Russell Kern (12,408 shares), the Company’s CEO and EVP and CSO, respectively. The shares of common stock issued upon exercise of the warrants were issued in private transactions with two executive officers in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act of 1933.  In addition, on June 30, 2016, the Company made Restricted Stock Awards totaling 12,126 shares to non-employee directors for their services as part of the director compensation program disclosed in the most recent proxy statement. While the shares issued to the non-employee directors were issued pursuant to a Registration Statement on Form S-8 (and not pursuant to an exemption from registration), they are included in this Current Report on Form 8-K to provide a fair and complete report of the shares of common stock currently outstanding.  Reflecting these issuances, as of June 30, 2016, the Company had 3,191,236 shares of common stock outstanding.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Mahnaz Ebrahimi
Mahnaz Ebrahimi
Chief Financial Officer

Dated: July 6, 2016